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                                                                   EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is made as of April 1, 2003, between Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company"), and Mr. Bruce Dale ("Employee").

                                     RECITAL

         A. The Company is engaged in the operation of retail stores that sell lawn and garden products, Christmas trim-a-tree merchandise, artificial flowers and arrangements, garden and floral crafts and home decorative products.

         B. The Company wishes to employ Employee as its Chief Executive Officer pursuant to the terms of this Agreement. Employee desires to be employed by the Company in that position.

         Therefore, the parties agree as follows:

1.       DUTIES AND NATURE OF EMPLOYMENT.

         1.1 Duties. During the Employment Term (as defined in Section 2.1 below), Employee shall, in accordance with this Agreement, be employed by the Company as its Chief Executive Officer and devote his full working time, attention and best efforts to the business of the Company. During the Employment Term, Employee shall comply with all of the Company's corporate policies. The Company agrees that it will use its best efforts to cause Employee to be nominated to the Company's Board of Directors.

         1.2 Relocation. Employee shall establish his primary residency in the Troy, Michigan area as of the date of this Agreement, and Employee and his family shall relocate to the Troy, Michigan area within four months of the date of this Agreement (the "Transition Period").

         1.3 Representations. Employee hereby represents, warrants and covenants that he is not and shall not be, during the Employment Term, subject to any employment or consulting agreement or other document with another employer or with any business as to which Employee's employment by the Company and provision of services in the capacity contemplated herein would be a breach. Employee hereby represents, warrants, and covenants that he is not and shall not be subject to any agreement which prohibits Employee during the Employment Term from any of the following: (i) providing services for the Company in the capacity contemplated by this Agreement; (ii) competing with, or in any way participating in, a business which includes the Company's business; (iii) soliciting personnel of any former employer or other business to leave such former employer or to leave such other business; or (iv) soliciting customers of any former employer or other business on behalf of another business. Further, Employee is not aware of the existence of any circumstances that could materially interfere with his duties under this Agreement, and Employee represents and warrants that there is no pending or threatened litigation against him.






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2.       TERM.

         2.1 Employment Term. The term of Employee's employment under this Agreement (the "Employment Term") begins on April 1, 2003 and shall continue for three years or until earlier terminated in accordance with Section 2.2 of this Agreement. Notwithstanding the termination of the Employment Term pursuant to
Section 2.2 below, the parties' obligations under Sections 5, 6, 7, 8 and 9 shall, according to their terms, survive any termination of Employee's employment, and Employee and the Company shall in all events be bound by and comply with the provisions of such applicable Sections at all times after such termination.

         2.2 Termination of Employment Term. The Employment Term shall terminate prior to its expiration upon the earliest to occur of the following:

         (a) the death of Employee, effective as of the date of death;

         (b) the substantial disability of Employee, as determined by a competent medical doctor selected by the Company, for a period of 90 days;

         (c) without Cause (as defined below), other than as a result of the death or disability of Employee, upon written notice to Employee by the Company, effective as of the date of such notice;

         (d) with "Cause" (defined as gross insubordination, intentional neglect of principal duties, commission of a felony or breach of duty of loyalty in connection with his activities relating to the Company), upon written notice to Employee by the Company, effective as of the date of such notice; or

         (e) upon 45 days prior written notice to the Company by Employee.

         2.3 At Will Employment. While Employee shall have certain rights upon the termination of his employment, Employee's employment hereunder shall be terminable at will, with or without Cause, at any time, and Employee shall have no right to continued employment hereunder.

3. COMPENSATION OF EMPLOYEE. As full compensation for the services to be rendered by Employee pursuant to this Agreement, the Company shall pay Employee, during the Employment Term, the following:

         (a) An annual salary of $450,000 for the first twelve months of this Agreement, $475,000 for the second twelve months of this Agreement and $500,000 for the third twelve months of this Agreement, payable in arrears, semi-monthly or otherwise in accordance with the Company's regular payroll procedures;

         (b) In the event that the Company's actual consolidated earnings before interest, taxes, depreciation and amortization after deduction of any bonus amount payable to Employee




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pursuant to this Section ("EBITDA") for any fiscal year of the Company during the Employment Term equals or exceeds the EBITDA level established in the Company's budget for such fiscal year as established by the Company's board of directors, Employee will be entitled to a bonus with respect to such fiscal year equal to the sum of (i) 50% of Employee's annual salary as specified in Section 3(a) above plus (ii) 5% of the amount by which the Company's actual EBITDA exceeds such budgeted EBITDA. Notwithstanding the foregoing, the amount of the bonus payable to Employee with respect to the Company's fiscal years 2003 and 2006 shall be equal to the amount of bonus which would otherwise be payable pursuant to this Section 3(b) multiplied by the percentage of such fiscal year which falls within the Employment Term; and

         (c) As of the date of this Agreement, Employee will be granted options to acquire an aggregate of 1,000,000 shares of the Company's common stock pursuant to the Company's 2002 Stock Option Plan. Such options shall be granted at the fair market value of the Company's common stock as of the date of this Agreement and shall vest as follows: 333,333 shares on April 1, 2004, 333,333 shares on April 1, 2005, and 333,334 shares on April 1, 2006.

4. FRINGE BENEFITS. Employee shall be entitled, during the Employment Term, to receive those benefits generally provided to other executive employees of the Company from time to time. Employee shall also be entitled, during the Employment Term, to receive the following benefits:

         (a) reimbursement, upon presentation of appropriate documentation, of all out-of-pocket expenses incurred by Employee with respect to (i) the sale of Employee's home in Dallas, Texas, (ii) moving Employee's personal effects to the Troy, Michigan area, and (iii) temporary housing for Employee and his family in the Troy, Michigan area, not to exceed $3,000 per month, until the earlier of Employee's purchase of a home in the Troy, Michigan area or the end of the Transition Period;

         (b)   $1,500,000 of life insurance;

         (c)   health insurance for Employee and his family with no deductibles;
               and

         (d) use of a leased automobile and related insurance and maintenance costs.

In addition, a deferred compensation plan will be established for Employee at his request provided that there shall be no cost to the Company associated with such plan.

5.       PAYMENTS UPON CERTAIN TERMINATIONS.

         5.1   Termination of Employment.

         (a) If the Employment Term terminates for any reason whatsoever, Employee (or, if applicable, his legal representative) shall be entitled to receive (i) the pro rata portion of Employee's earned but unpaid salary under
Section 3(a) above through the date of termination and (ii) any unpaid bonus earned under Section 3(b) above with respect to any fiscal year completed on or prior to the date of termination.


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         (b) If the Employment Term terminates pursuant to Section 2.2(a) or (b)
above, Employee (or, if applicable, his legal representative) shall be entitled to receive, in addition to the amounts specified in Section 5.1(a) above, an amount equal to (i) the bonus that Employee would have been entitled to receive under Section 3(b) above for the fiscal year in which termination of employment occurs, determined as if Employee's employment had not terminated, multiplied by
(ii) the percentage of such fiscal year which has elapsed through the date of termination of Employee's employment, payable when such bonus would otherwise have been payable had Employee's employment not terminated (the "Prorated Bonus").

         (c) If the Employment Term terminates pursuant to Section 2.2(c) above, then Employee shall be entitled to receive, in addition to the amounts specified in Section 5.1(a) above, (i) his annual base salary, as and when it would otherwise have been payable to him, for the longer of (A) twelve months from the date of termination of the Employment Term or (B) until March 31, 2006, and (ii) the Prorated Bonus. Nothing in this Section 5.1(c) shall limit the Company's right to terminate the Employment Term under any other subsection of Section 2.2, and discontinue its obligations under this Section 5.1(c), even after the Company's termination of the Employment Term under Section 2.2(c), if the Company learns of facts or circumstances that would make termination under a Section other than Section 2.2(c) appropriate, including any breach by Employee of the provisions of Section 6. Employee shall be entitled to purchase health insurance through the Company in accordance with, and for as long as provided by, COBRA. During the shorter of (I) or the term which Employee receives his annual base salary pursuant to the first sentence of this Section 5.1(c) and
(II) the period during which Employee is entitled to purchase health insurance through the Company under COBRA, the Company shall pay Employee an amount equal to his cost of such health insurance at the same time Employee's payments for such health insurance are due to the Company; provided, that if Employee obtains employment with a third party during the period in which Employee is entitled to be paid the cost of his health insurance pursuant to this Section, and Employee is eligible to obtain health insurance through such third party, then the Company shall no longer be obligated to pay Employee the cost of his health insurance pursuant to this Section.

         5.2 Limitation of Termination Payments and Withholding of Taxes. Except as set forth in this Agreement, the termination payments described in this
Section 5 shall be in lieu of any termination or severance payments required by Company policy or applicable law (including unemployment compensation) and shall constitute Employee's exclusive rights and remedies with respect to termination of his employment with the Company, other than rights or remedies that Employee or his estate may have under the Company's employee benefit plans. The Company may withhold from any payments under this Section 5 all applicable federal, state, city or other taxes required by applicable law to be so withheld.

6.       CONFIDENTIALITY AND NON-COMPETITION.

         6.1   Confidential Information.

         (a) Employee shall not, except as required by his duties to the Company, as authorized by the Board of Directors of the Company or as required by law, at any time during or



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after the termination of his employment with the Company, directly or indirectly use, publish, disseminate, distribute or otherwise disclose any Confidential Information (as defined below). Employee shall keep all Confidential Information in trust for the use and benefit of the Company. Employee shall take all reasonable steps necessary or reasonably requested by the Company to ensure that all Confidential Information is kept confidential for the sole use and benefit of the Company.

         (b) Upon termination of his employment by the Company or at any other time the Company may so request, Employee shall promptly deliver to the Company all materials constituting Confidential Information (including all copies) that are in his possession or under his control and Employee shall not make or retain any copy of or extract from such materials.

         (c) For purposes of this Section 6.1, "Confidential Information" means any proprietary or confidential information of or relating to the Company that is not generally known in any industry in which the Company is or may become engaged and which is material to the Company. Employee acknowledges that the Confidential Information of the Company is valuable, special and unique to the business of the Company and on which such business depends, and is proprietary to the Company, and that the Company wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of the Company.

         6.2 Non-Competition. During the longer of (i) the period through March 31, 2006, and (ii) the period through the date which is twelve months after the termination of the Employment Term, Employee shall not, either directly or indirectly, through any person or entity:

         (a) Hire any person who is then employed by, is a consultant to or is an agent of the Company or who was employed by, a consultant to or an agent of the Company at any time during the three months prior to such date, or encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate his or her employment, consultation or agency with the Company.

         (b) Take any action intended to, or which otherwise does, interfere with the Company's relationship with any supplier, vendor, lender, shareholder or other party.

         (c) Be engaged by, consult with, or invest in, any person or entity doing business in any state in which the Company does business, the principal business of which is the sale of lawn and garden and/or Christmas merchandise, except that Employee may own stock in a corporation which may be engaged principally in the sale of lawn and garden and/or Christmas merchandise, whose shares are listed for trading on a national or regional stock exchange or trade on the over-the-counter market, provided that Employee owns, in the aggregate, fewer than 2% of the issued and outstanding shares of such corporation.






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7.       REMEDIES.

         7.1 Injunctive Relief. The covenants and obligations contained in Sections 6.1 and 6.2 above relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of such Sections shall cause irreparable injury to the Company, the amount of which shall be difficult if not impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders.

         7.2 Cumulative Rights and Remedies. The rights and remedies provided by
Section 7.1 above are cumulative and are in addition to any other rights and remedies the Company may have at law or equity.

8.       MISCELLANEOUS.

         8.1 Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         8.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed to the Company at its principal executive offices, with a copy to Donald J. Kunz, Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226, or to Employee at his address as shown in the Company's records. Any such notice or communication shall be deemed to have been given as of the date so mailed.

         8.3 Assignment. Employee may not assign, transfer or delegate his rights or obligations under this Agreement and any attempt to do so shall be void. Upon any assignment of this Agreement by the Company, the Company shall obtain the written acknowledgement of the assignee or successor that such party is bound by this Agreement. This Agreement is binding on and inures to the benefit of the parties, their successors and assigns and the executors, administrators and other legal representatives of Employee.

         8.4 Counterparts.  This Agreement may be signed in counterparts.

         8.5 Governing Law. This Agreement and any dispute relating to or arising out of the matters covered by this Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters (including validity, construction, effect and performance). Each party hereto consents to, and shall submit to, the jurisdiction of the courts of the State of Michigan and of any Federal court whose district includes Troy, Michigan, which shall have exclusive jurisdiction with respect to any action or proceeding, and process in any such action or proceeding may be served in the manner provided by Michigan law for service on foreign corporations or persons.









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         8.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         8.7 Entire Agreement. This Agreement constitutes the entire Agreement, and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter of this Agreement. This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification or discharge is sought.





















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         IN WITNESS WHEREOF, this Agreement has been signed on the date first written above.

                                     Frank's Nursery & Crafts, Inc.,
                                     a Delaware corporation



                                     By: /s/ Adam Szopinski
                                        ---------------------------------------

                                     Its: President/C.O.O.
                                         --------------------------------------



                                       /s/ Bruce Dale
                                     ------------------------------------------
                                             Bruce Dale





























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